Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Polestar Automotive Holding UK PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares (2)	457(o)	(3)	(4)	(5)
	Equity	Preferred Shares	457(o)	(3)	(4)	(5)
	Other	Warrants	457(o)	(3)	(4)	(5)
	Other	Rights	457(o)	(3)	(4)	(5)
	Other	Units	457(o)	(3)	(4)	(5)
	Unallocated (Universal) Shelf		457(a)	(3)	(4)	$1,000,000,000.00	$147.60 per $1,000,000	$147,600.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$1,000,000,000.00	$147.60 per $1,000,000	$147,600.00

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$147,600.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

These ordinary shares will be represented by American Depositary Shares, or ADSs, each of which represents an underlying ordinary share of the registrant and will be registered pursuant to separate registration statements on Form F-6.

(3)

There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate offering price not to exceed $1,000,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of ordinary shares represented by ADSs upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities.

(4)

The proposed maximum aggregate offering price per unit of class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.C. of Form F-3 under the Securities Act.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $1,000,000,000.